Exhibit 10.23

Certain identified information has been excluded from the exhibit because it both:

(i)	is not material; and
(ii)	is the type that the company treats as private or confidential.

[***] indicates that information has been redacted.

Monday, 7th November 2022 Robert Forbes

[***]

Private and confidential

Dear Robert,

Letter of Offer

TradeFloor IPCO Pty Ltd ABN 31 603 351 015 (Company), a subsidiary of OMG (Acquisition Co) Pty Ltd ABN 11 660 155 000 and an entity that forms part of the OMG group of companies (OMG), offers you employment on the terms and conditions of employment set out in this letter. Please sign and return this letter to indicate your acceptance of this offer.

The Fair Work Information Statement you are required to receive is included in your employment pack.

1.	Your employment

1.1	Commencement Date

Your employment with OMG on the terms and conditions in this agreement will commence on the date specified in Item 3 of Schedule 1 (Commencement Date) and will continue until terminated in accordance with this agreement.

1.2	Probationary period

Your employment is subject to a 6-month probationary period.

1.3	Position

You will be employed in the position specified in Item 1 of Schedule 1 or other positions as determined by OMG from time to time. You must perform the duties and responsibilities consistent with this position or any other position assigned to you by OMG from time to time, and any position description provided to you from time to time (Duties).

The Company may direct you to perform a position within OMG other than the position specified in Item 1 of Schedule 1, provided that:

(a)	the position is commensurate with your seniority, skills and experience; and

(b)	your FR (as defined in clause 2.1 below) is not decreased.

The terms set out in this agreement will continue to operate during the entirety of your employment, regardless of any changes that are made to your employment, unless this agreement is varied, supplemented or replaced by a document in writing agreed by you and OMG.

Openmarkets Group | Level 40, 225 George Street Sydney NSW 2000 |

Phone 1300 769 433 | www.openmarkets.group

1.4	Location

Your role will be based at OMG’s principal place of business, the location of which is specified in Item 2 of Schedule 1, or any other place as OMG may reasonably require for you to satisfactorily perform your duties. This may include interstate or overseas. You must not unreasonably refuse to undertake this travel.

You will not be entitled to any additional remuneration for this travel, but your travel expenses, including accommodation and meals, will be paid for by OMG in accordance with clause 2.5 of this agreement and any OMG policy.

1.5	Hours

You are employed on a full-time permanent basis working ordinary hours of 38 hours per week (or equivalent to five days per week). You must work during the normal business hours of OMG as well as working any other hours as are necessary for you to perform your duties satisfactorily. You agree that these other hours are reasonable and that you will not be entitled to receive any additional remuneration for hours worked outside your ordinary hours of work or outside of business hours.

1.6	Employment obligations

During your employment you must:

(a)	devote the whole of your time, attention and abilities exclusively to the business of OMG during work hours;

(b)	not act, or appear to act, in conflict with the best interests of OMG;

(c)	comply with all lawful and reasonable directions of OMG and any persons duly authorised by OMG;

(d)	act honestly and in the best interests of OMG and the Group and not intentionally do anything that is or may be harmful to OMG or its business; and

(e)	not engage or be involved in any other business or employment without the prior written permission of OMG.

2.	Total Remuneration

2.1	Fixed Remuneration

The Company will pay you the annual fixed remuneration (FR) as set out in Item 6 of Schedule 1, less applicable tax.

The FR includes:

(a)	Base Salary; and

(b)	minimum statutory superannuation contributions as required in order to avoid a charge under superannuation legislation up to the maximum superannuation contribution base.

If OMG is required to make superannuation contributions in excess of the amount specified in Item 6 of Schedule 1, your Base Salary will be adjusted down so that your FR remains unchanged.

You and OMG may agree to package your FR in a manner different to that set out in Item 6 of Schedule 1, provided it does not decrease the superannuation contributions. You will be required to meet the costs of any fringe benefits tax or other tax or costs payable as a consequence of any alternative arrangement of the FR.

Your Base Salary will be paid into your nominated bank account by electronic funds transfer on the 15th of every month.

2.2	Superannuation

The Company will make the superannuation contributions referred to in clause 2.1 on your behalf in accordance with the Superannuation Guarantee (Administration) Act 1992 (Cth) up to the maximum superannuation contribution base. Superannuation payments will be made into your nominated eligible superannuation fund, or OMG’s default fund if you do not nominate an appropriate fund.

Employment Agreement | OMG
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2.3	Additional benefits

During your employment, OMG may, from time to time, provide you with additional benefits. The use of any additional benefits will be subject to OMG’s policies.

2.4	Variable Remuneration

In addition to your FR, during your employment OMG may invite you to participate in any incentive programs that it may put in place from time to time (including, for the avoidance of doubt, a short term incentive plan (STI) and a long term incentive plan (LTI)). Your participation would be subject to the rules of the relevant incentive plan, which rules may be amended at any time by OMG at its absolute discretion.

Your participation in any incentive plan, and all payments and benefits under the plan (if any), would be at the absolute discretion of OMG and may be varied or revoked from time to time by OMG at its absolute discretion (in which event OMG would not be required to compensate you for any consequential loss or detriment to you).

Any incentive plan offered to you may be different to an incentive plan offered to other employees of OMG.

The terms of any incentive plan would not have any contractual effect and would not form part of this agreement.

If you are serving a period of notice of termination (regardless of whether you or OMG gave notice) or are no longer employed by OMG at the time payment of the incentive is due to be paid, you will forfeit your right to any amount to which you would have otherwise been entitled to receive.

Any amounts determined payable to you under the terms of any incentive plan in which you are participating are inclusive of superannuation and subject to applicable tax.

2.5	Expenses

The Company will reimburse you for all expenses that you reasonably incur in the proper performance of your duties, subject to you providing receipts or other documentary evidence as OMG may require and complying with any relevant policies and procedures.

2.6	Compensated Entitlements

Your FR and any other payments made to you under this agreement (Remuneration) compensate you for any and all legal entitlements you may have or become entitled to in connection with your employment, including pursuant to any industrial instrument and any relevant legislation applicable to your employment (Compensated Entitlements). The Compensated Entitlements include, without limitation, minimum wages, overtime, allowances, loadings, penalties and director’s fees.

The Company may set off any Remuneration paid against any obligation to pay you all or part of the Compensated Entitlements, irrespective of whether the character of the Remuneration and that of the Compensated Entitlements are different.

3.	Leave

3.1	Legislative leave entitlements

You are entitled to annual leave, personal/carer’s leave, long service leave and other leave in accordance with relevant legislation, as it applies from time to time.

Employment Agreement | OMG
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3.2	Leave usage

The approval of annual leave and long service leave is subject to OMG’s operational requirements.

The Company may require you to take accrued annual leave if your annual leave accrual exceeds 30 days or during any period in which the business, or part of it, shuts down (such as over the Christmas period). If you do not have sufficient accrued annual leave to cover the shutdown period, you agree to take unpaid leave.

If you are absent on personal/carer’s leave, you may be required to provide OMG with a doctor’s certificate to evidence your or your family/household member’s illness or injury.

3.3	Public holidays

You are entitled to public holidays generally observed in the State or Territory in which you are based. However, this is a professional role and the nature of your duties may require you to work on public holidays. To the extent that you are required to work on public holidays, you will be entitled to a day-in- lieu of annual leave.

4.	Protecting OMG’s interests

4.1	Policies, practices and procedures

You are required to observe and comply with any written policy, practice or procedure of OMG. However, nothing in OMG’s policies, practices or procedures gives rise to a legal right enforceable by you and they do not form part of this agreement.

OMG may amend, replace or revoke any policy, practice or procedure at any time. You must ensure you remain up to date with all current OMG policies, practices or procedures.

4.2	Confidential information

In the course of your employment, you will have access to Confidential Information of the Group, in written, computerised and other forms. Unless expressly authorised by OMG in writing, required by law or where the information has become public other than by your breach of this agreement, you must not, except in the proper performance of your duties:

(a)	remove Confidential Information from OMG’s premises;

(b)	make copies of Confidential Information;

(c)	either directly or indirectly disclose any Confidential Information; or

(d)	use or attempt to use Confidential Information for your own purposes, for any purpose other than that authorised by OMG or in any manner that may injure or cause loss directly or indirectly to OMG or the Group and/or their business.

You must also use your best endeavours to keep secure all Confidential Information that is in your possession. You must notify OMG of any unauthorised disclosure of Confidential Information promptly on becoming aware of such disclosure and must take all lawful steps to confine the disclosure of the Confidential Information and preserve its confidentiality.

Your obligations under this clause continue after the termination of this agreement.

4.3	Intellectual Property

(a)	You warrant that you do not have any right or interest in respect of any Intellectual Property owned, used or capable of being used by OMG.

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(b)	During the course of your employment you may be involved in the development of Intellectual Property that is recognised at law. This may be on your own or in conjunction with others and may be during or after work. You assign to OMG, and acknowledge and agree with OMG that it will be the sole and exclusive owner of this Intellectual Property. You also agree to do what OMG may reasonably require you to do in order to secure these rights of ownership. Where you have moral rights as defined in the Copyright Act 1968 (Cth), you irrevocably consent to OMG infringing those moral rights.

(c)	You will immediately disclose in writing to OMG:

(i)	any matter which may come to the Employee’s attention during the Employment, which may be of interest, importance or use to OMG;

(ii)	any proposal for improvements which may be of service for the furtherance of OMG’s business; and

(iii)	Intellectual Property made or conceived of during the course of performing the duties.

(d)	The Employee will do anything necessary, including executing any documents such as an assignment, for the purpose of effecting, perfecting and protecting OMG’s title or that of OMG’s nominee to the Intellectual Property, in Australia or such other countries as OMG requires.

(e)	The Employee, during the course of the Employee’s employment with OMG or at any time afterward, may not make use of or reproduce any Intellectual Property owned by OMG without prior written approval, other than in the ordinary course of the Employment

(f)	The Employee consents to OMG and each other member of the Group or their suppliers, clients or customers using or adapting Works to which the Employee has contributed or which the Employee has created in connection with the Employee’s employment or engagement by OMG at any time, in any manner, and without expressly acknowledging the Employee’s contribution or creation which may otherwise infringe a moral right of the Employee. This consent is given in relation to all Works made or to be made by the Employee in the course of the Employee’s employment or engagement at any time. The Employee acknowledges that the consent given in this clause has been given freely and genuinely, and without the Employee being subjected to any duress by OMG, any other member of the Group or any third party.

(g)	Your obligations under this clause continue after the termination of this agreement.

4.4	Return of OMG Property

You must immediately return to OMG all Property belonging to it (including but not limited to any Confidential Information of the Group or a Client, whether in physical or electronic form) in your possession and control if your employment terminates (for any reason) or when requested by OMG at any time.

You must:

(a)	take all reasonable care when using the Property and immediately report to OMG any damage, defect or fault in the Property; and

(b)	take all reasonable steps to ensure the security of, and protect all Property, including Confidential Information and Intellectual Property, which is in your possession, power or control.

4.5	Suspension during investigation

OMG may suspend you on full pay while investigating any matter involving you (whether as the alleged victim, perpetrator or otherwise) which OMG considers could lead to it taking disciplinary action, including dismissal.

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4.6	Restricted activities after employment

(a)	In order to protect the goodwill and Confidential Information of the Group, and in consideration of your Remuneration, during each Restricted Period you must not, in any capacity, within each Restricted Area, except with the express written permission of OMG:

(i)	carry on, advise, provide services to or be engaged, involved in or materially interested in any business or activity that is competitive with any business carried on by any entity in the Group in a position:

(A)	the same as or similar to a position in which you were employed in the last 12 months of your employment; and

(B)	in which the use or disclosure of Confidential Information would serve the interests of the competing business;

(ii)	approach or solicit any Client with whom you had dealings in the last 12 months of your employment with a view to:

(A)	ending or altering that Client’s existing relationship with the Group;

(B)	providing the Client with the same or similar services to those provided to the Client by the Group as at the date of termination of your employment;

(iii)	deal with or provide services to any Client with whom you had dealings in the last 12 months of your employment, in relation to services of a kind provided by OMG to the Client as at the date of termination of your employment;

(iv)	approach or solicit any director, employee or contractor of the Group with whom you had work-related contact or dealings in the last 12 months of your employment to end or alter their existing relationship with any entity in the Group; or

(v)	procure or assist any person to undertake any activities in clauses 4.6(a)(i) to (iv).

(b)	Restricted Period for the purposes of this clause 4.6 means each of the following periods commencing immediately after the termination of your employment with OMG:

(i)	24 months;

(ii)	12 months;

(iii)	6 months;

(iv)	3 months,

less any period of time you fully comply with a direction given by OMG under clause 6.3(b).

(c)	Restricted Area for the purposes of this clause 4.6 means each of the following areas:

(i)	Australia;

(ii)	New South Wales;

(iii)	Sydney;

(iv)	within a 10km radius of the location from which you predominantly worked in the last 12 months of your employment.

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(d)	You agree and acknowledge that:

(i)	OMG and the Related Companies have spent and will spend effort and money in establishing and maintaining their business, client base, Confidential Information and your skills;

(ii)	you will acquire experience, Confidential Information, trade secrets, know-how and particular skills in the affairs, methods, practices, client requirements and trade connections of OMG and the Related Companies;

(iii)	you will establish close business relationships with Clients and other persons involved in important trade connections with OMG and will also acquire Confidential Information regarding the terms of business, including terms relating to pricing and pricing formulas, between OMG and the Related Companies and their clients;

(iv)	each of the restrictions in clause 4.6(a) combined with each Restricted Period specified in clause 4.6(b) and each Restricted Area specified in clause 4.6(c) has effect as a separate and independent restriction;

(v)	these restrictions are intended to operate to the maximum extent permitted by law;

(vi)	if any restriction or portion of a restriction is held to be unenforceable, those restrictions or portions will be removed but the remainder will continue to apply;

(vii)	you have had a reasonable opportunity to obtain independent legal advice about these restrictions;

(viii)	for the reasons stated above, the duration, extent and application of the respective restraints contained in this agreement are reasonable and, at the date of this agreement (and as the parties can at that date foresee), are not greater than is reasonably necessary for the protection of the interests of OMG and the Related Companies given the nature of their business and undertaking; and

(ix)	damages may be inadequate compensation for breach of the obligations contained in this part and, subject to the Court’s discretion, OMG may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of clause 4.6.

(e)	The restrictions in this clause do not prevent you from holding or acquiring securities in aggregate of not more than 5% of the issued securities in the capital of any body corporate listed on a recognised stock exchange.

5.	Privacy and Surveillance

5.1	Privacy

Without limiting OMG’s rights under applicable law, you acknowledge that OMG or any other member of the Group may:

(a)	use and disclose Personal Information that OMG or any other member of the Group has collected about you during your employment, or in anticipation of that employment, for any purpose connected with your employment and the operation of OMG’s or any other member of the Group’s business; and

(b)	transfer Personal Information from OMG or any other member of the Group to OMG’s that Group member’s insurers and superannuation administrators, or contractors or other service providers who perform services for or on behalf of OMG or any other member of the Group as part of OMG’s or that Group member’s usual business operations.

Employment Agreement | OMG
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By agreeing to the terms of employment, and without limiting OMG’s rights under applicable law, you consent to OMG or any other member of the Group collecting, using and disclosing Personal Information about you and transferring that Personal Information externally (including internationally) when necessary including for the purpose of OMG conducting searches regarding you including, bankruptcy, police check, AML and other regulatory or sanctions related searches.

5.2	Surveillance

You acknowledge that OMG may, to the extent permitted by law, conduct computer, camera and tracking surveillance of you during your employment.

You consent to OMG, from the commencement of your employment and on a continuous, ongoing basis:

(a)	accessing, monitoring, logging and recording any communication or information developed, used, received, stored or transmitted by you using OMG’s Property, either at OMG’s premises or at any other place. This includes your private use of OMG’s Property;

(b)	installing filtering systems in OMG’s Property which restrict the inward and outward flow of certain types of material, including emails and viruses, with the result that some email traffic may be blocked; and

(c)	conducting camera (video) surveillance of you in OMG’s premises.

You acknowledge that you have been provided with, read and understood OMG’s policies relating to the use of OMG’s Property and electronic resources.

6.	Ending the employment

6.1	Termination on notice

Subject to clause 6.4, either party may terminate your employment at any time by giving the other party the amount of written notice of the last day of employment as specified in Item 5 of Schedule 1.

6.2	Payment in lieu of notice

Regardless of whether notice is given by you or OMG under clause 6.1, OMG may, at its sole discretion, end your employment at any time during the notice period and pay an amount of your Base Salary that would have been payable if you had served the balance of your notice period.

6.3	Gardening leave

Regardless of whether notice is given by you or OMG under clause 6.1, OMG may, at its sole discretion, at any time during the notice period do one or more of the following:

(a)	require you to perform such lesser or alternative duties as OMG may determine;

(b)	require you not to perform any duties at all;

(c)	require you not to have any contact with any employees, Clients or business associates of OMG or any Related Company other than normal social contact due to a personal relationship prior to the commencement of the employment; and/or

(d)	exclude you from all or any part of OMG’s or any Related Company’s premises,

provided that your remuneration will not be withheld or reduced as a result of you complying with any directions given by OMG under this clause 6.3.

Employment Agreement | OMG
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6.4	Summary dismissal

Without limiting OMG’s rights, OMG may terminate your employment immediately in writing without giving any notice period or payment in lieu of notice if you engage in conduct justifying summary dismissal, including but not limited to if you:

(a)	engage in serious or gross misconduct;

(b)	breach a fundamental condition and/or commit a fundamental breach of the conditions of employment;

(c)	commit an act of fraud or dishonesty;

(d)	engage in any conduct which, in the reasonable opinion of OMG, might tend to injure the reputation or business of OMG; and/or

(e)	fail or refuse to comply with any lawful direction given by OMG.

6.5	Overpayment

(a)	If OMG overpays you, whether by mistake of fact or law, you agree that amount will represent a debt to OMG.

(b)	OMG will provide notice to you of this overpayment and the parties will, as a matter of priority, discuss and agree on a repayment arrangement (such repayment arrangement to be reasonable in the circumstances and such agreement not to be unreasonably withheld by either party).

6.6	Set-off

At any time OMG may set-off the amount of any debt you owe OMG against monies otherwise due and payable to you by OMG, to the fullest extent permitted by law. To enable repayment of any debt, if OMG requests, you will reaffirm this authorisation in writing signed by you.

7.	General matters

7.1	Warranties

You represent and warrant to OMG that:

(a)	you have the legal right to enter into this agreement and perform the position specified in Item 1 of Schedule 1;

(b)	in performing the duties and obligations under this agreement and the position specified in Item 1 of Schedule 1, you will not be in breach of any obligation to a third party, including any continuing employment obligation, restrictive covenant or confidentiality provision; and

(c)	you have a lawful right to work in Australia.

7.2	Entire agreement

This agreement constitutes the entire agreement between you and OMG regarding the matters set out in it and replaces any prior representations, understandings or arrangements, whether orally or in writing.

7.3	Variation

The terms of this agreement may only be varied in writing. If any provision of this agreement is varied, all other terms and conditions continue to apply unless expressly replaced in writing.

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7.4	Governing law

The laws applicable in NSW govern this agreement and the parties submit to the non-exclusive jurisdiction of the courts of that State and any courts competent to hear appeals from those courts.

7.5	Severability

If any clause or part of any clause is in any way unenforceable, invalid or illegal, it is to be read down so as to be enforceable, valid and legal. If this is not possible, the clause (or where possible, the offending part) is to be severed from this agreement without affecting the enforceability, validity or legality of the remaining clauses (or parts of those clauses) which will continue in full force and effect.

8.	Definitions and interpretation

8.1	Definitions

In this agreement, unless the context clearly indicates otherwise:

Client means any person or entity who, during your employment, is or was or proposed to become, a client or customer of OMG or the Group;

Confidential Information means information that relates to the Group’s business, trade, affairs, clients, property or activities and which is confidential to the Group and generally not available to the public or known in the industry or industries in which the Group operates. Confidential Information includes but is not limited to client lists, trade secrets, product lists, client details, information given to OMG by its clients in confidence, training manuals, supplier details, technical knowledge or plans, databases and pricing structures, information on projects and tenders, inventions, methods, strategies, employee information and financial information. It excludes information that is in the public domain (except through a breach of confidentiality);

Duties has the meaning given in clause 1.3 and as initially outlined under Schedule 2.

Group means each of OMG and its Related Companies;

Intellectual Property includes any:

(i)	copyright (as defined in the Copyright Act 1968 (Cth));

(ii)	design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);

(iii)	trade, business, company or domain name;

(iv)	knowhow, inventions, processes (whether in writing or recorded in any form); and

(v)	any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

Personal Information has the same meaning as that term has in the Privacy Act;

Property means property of OMG, and any other Group member, and includes Confidential Information, Intellectual Property, documents, equipment, software, computer information (wherever it is stored), keys and access cards;

Related Company means a body corporate which is related to OMG within the meaning of section 50 of the Corporations Act 2001 (Cth), and any other associated company nominated by OMG; and

Works means all programs, programming, literary, dramatic, musical and artistic work within the meaning of the Copyright Act 1968 (Cth).

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Yours sincerely

/s/ Dan Jowett

Dan Jowett

Chief Executive Officer

Openmarkets Group

(on behalf of TradeFloor IPCO Pty Ltd)

I, Robert Forbes, confirm my acceptance of employment on the terms of this agreement.

/s/ Robert Forbes	8/11/2022
Signature of Robert Forbes	Date

Employment Agreement | OMG
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SCHEDULE 1: PARTICULARS OF EMPLOYMENT

Item	Particulars	Description
1.	Title	Chief Operating Officer

2.	Place of work	Sydney

3.	Commencement Date	5th December 2022

4.	Expense limit	N/A

5.	Notice period	2 months

6.	Total Remuneration	Total Remuneration includes:

		●	Fixed Remuneration; plus
		●	Variable Remuneration (if applicable).

Fixed Remuneration includes:

		(a)	Base Salary of $330,000; plus
		(b)	Superannuation contributions made on your behalf, calculated in accordance with clause 2.2 at 10.5% in addition to the salary.

Variable Remuneration includes participation in incentive plans from time to time as outlined in clause 2.4, noting the variable remuneration is at the absolute discretion of OMG:

		(a)	STI – up to 18% of Total Remuneration, split in equal parts cash and equity.
		(b)	LTI – up to 46% of Total Remuneration, in equity.

For the avoidance of doubt, the terms outlined in this item 6 of Schedule 1 under “Variable Remuneration” are indicative only and are non-binding on either party. More fulsome terms and conditions in relation to incentive plans shall be provided to you separate documentation as outlined in clause 2.4.

In respect of both the STI and LTI, the following shall also apply and be included within separate documentation:

		(i)	Payments and/or issuances will be subject to Board approval and any corresponding STI/LTI Plan rules;
		(ii)	Payments and/or issuances will be paid (/or issued) on or around 15 September (Payment Date) following a 30 June year end and following completion of the audited accounts.
		(iii)	Payments and/or issuances shall only occur so long as the Employee remains employed by OMG as at the Payment Date.
		(iv)	Security allocation and payment method under each of the STI and LTI are to be determined.
		(v)	at the reasonable discretion of OMG, taking into account the Employee’s Objectives and Key Results as agreed with the Employee from time to time.

7.	Notices	(a)	OMG: Level 40, Grosvenor Place, 225 George Street, Sydney NSW, 2000
		(b)	Employee: [***]

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SCHEDULE 2: JOB DESCRIPTION

About the role:

Reporting to the CEO, the purpose of this highly visible role and your unique contribution is to be responsible for the development implementation and management of Operations, including oversight and leadership of markets / clearing administration (back office/settlements), business services, project management, operational risk, insurance and governance. This role should help the business achieve a seamless operational interface and alignment across all business areas.

Objectives and Accountabilities

Key accountabilities:

●	Provide thought leadership and execute the ongoing evolution of the operational capabilities of OMG, including all operating model considerations (People; Process; Systems; Data; & Vendor Services) to ensure that they continue to be robust and resilient.
●	Responsible for operational processes, and governance and control frameworks, which are well defined, documented, innovative, tested and tangible
●	Managing and delivering all regulatory, risk and compliance requirements in order to keep Capital Markets appropriately licensed and compliant
●	Member of Risk and Compliance Committee and member of Executive Committee.
●	Act as a thought leader within the area of expertise to guide, coach, develop and inspire the members of the operations team in the areas of performance, standards and consistent work methods and processes
●	Help manage national facilities (Sydney, Melbourne and Brisbane)

What you bring:

●	15 + years markets / clearing operational experience
●	Experience in managing outsourced vendors and partners, as well as knowledge of front and back office systems and General Ledger systems.
●	Experience in working with regulators (ASX and ASIC)
●	Knowledge of financial markets
●	Experience leading, developing and holding to account a high performing team
●	Experience in engaging and influencing senior executives and external stakeholders
●	Managing tight and competing deadlines
●	Experience in managing continuous change within your team whilst maintaining a strong culture and fulfilling stakeholder expectations
●	Commercial and financial acumen
●	M&A experience desirable

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Australian Government

Fair Work OMBUDSMAN

Fair Work Information Statement

Employers must give this document to new employees when they start work
See **www.fairwork.gov.au/fwis**

IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS

Find out more about your workplace entitlements and obligations during the impact of coronavirus at **coronavirus.fairwork.gov.au**

Employees in Australia have entitlements and protections at work, under:

FAIR WORK LAWS

- minimum entitlements for all employees
- includes the National Employment Standards

AWARDS

- set minimum pay and conditions for an industry or occupation
- cover most employees in Australia

ENTERPRISE AGREEMENTS

- set minimum pay and conditions for a particular workplace
- negotiated and approved through a formal process

EMPLOYMENT CONTRACTS

- provide additional conditions for an individual employee
- can't reduce or remove minimum entitlements

Find your award at **www.fairwork.gov.au/awards**. Check if your workplace has an enterprise agreement at **www.fwc.gov.au/agreements**

CASUAL EMPLOYEES

If you are a casual employee, you also need to be given the Casual Employment Information Statement when you start work. Visit **www.fairwork.gov.au/ceis** for more information.

PAY

Your minimum pay rates are in your award or enterprise agreement. If there is no award or agreement for your job, you must get at least the National Minimum Wage. **You can't agree to be paid less**.
Minimum pay rates are usually updated yearly.

Find out what you should get at **www.fairwork.gov.au/minimum-wages**

NATIONAL MINIMUM WAGE
FROM 1 JULY 2022

$21.38/hour full-time or part-time

$26.73/hour casual

This is the adult minimum rate for employees with no award or enterprise agreement.
Lower rates may apply to juniors, apprentices and employees with disability.

Use our free calculators to check your pay, leave and termination entitlements at:
www.fairwork.gov.au/pact

DID YOU KNOW?

You can create a free My account to save your workplace information in one place at:
www.fairwork.gov.au/register

You can find free online courses to help you start a new job or have difficult conversations at work, visit:
www.fairwork.gov.au/learning

The **Record My Hours app** makes it quick and easy to record the hours you work.
www.fairwork.gov.au/app

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Last updated 28 June 2022

Australian Government
Fair Work OMBUDSMAN

Fair Work Information Statement

Employers must give this document to new employees when they start work
See www.fairwork.gov.au/fwis

IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS

NATIONAL EMPLOYMENT STANDARDS

These are minimum standards for all employees. Rules and exclusions may apply. **Your award or agreement may provide more**. Find more information on the National Employment Standards at **www.fairwork.gov.au/NES**

	Full-time and part-time employees	Casual employees
Annual leave	✓ 4 weeks paid leave per year (pro rata for part-time employees) + 1 week for eligible shift workers	✗
Personal leave (sick or carer's leave)	✓ 10 days paid leave per year (pro rata for part-time employees)	✗
Carer's leave	✓ 2 days unpaid leave per permissible occasion (if no paid personal leave left)	✓ 2 days unpaid leave per permissible occasion
Compassionate leave	✓ 2 days paid leave per permissible occasion	✓ 2 days unpaid leave per permissible occasion
Family & domestic violence leave	✓ 5 days unpaid leave per 12 months	✓ 5 days unpaid leave per 12 months
Community service leave • Jury service • Voluntary emergency management activities	✓ 10 days paid leave with make-up pay + unpaid leave as required ✓ Unpaid leave as required to engage in the activity	✓ Unpaid leave as required ✓ Unpaid leave as required to engage in the activity
Long service leave	✓ Paid leave (amount and eligibility rules vary between states and territories)	* Varies between states and territories
Parental leave eligible after 12 months employment	✓ 12 months unpaid leave – can extend up to 24 months with employer's agreement	✓ 12 months unpaid leave for regular and systematic casuals – can extend up to 24 months with employer's agreement
Maximum hours of work	✓ Full-time employees – 38 hours per week + reasonable additional hours Part-time and casual employees – 38 hours or employee's ordinary weekly hours (whichever is less) + reasonable additional hours	
Public holidays	✓ A paid day off if you'd normally work. If asked to work you can refuse, if reasonable to do so	✓ An unpaid day off. If asked to work you can refuse, if reasonable to do so
Notice of termination	✓ 1-5 weeks notice (or pay instead of notice) based on length of employment and age	✗
Redundancy pay eligible after 12 months employment	✓ 4 -16 weeks pay based on length of employment (some exclusions apply)	✗
Casual conversion	✗	✓ The right to become a full-time or part-time employee in some circumstances

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Last updated 28 June 2022

Australian Government

Fair Work OMBUDSMAN

Fair Work Information Statement

Employers must give this document to new employees when they start work
See www.fairwork.gov.au/fwis

IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS

FLEXIBILITY

After 12 months employment, you can make a written **request for flexible working arrangements** if you're 55 or over, a carer, have a disability, are experiencing violence from a family member (or are supporting a family or household member who is), or are the parent of, or have caring responsibilities for, a child of school age or younger. This includes employees returning from parental or adoption leave asking to work part-time to care for the child.

Your employer must respond in writing within 21 days. They can only say no on reasonable business grounds.

You and your employer can also **negotiate an individual flexibility arrangement**. This would change how certain terms in your award or enterprise agreement apply to you. An individual flexibility arrangement must be a genuine choice – it can't be a condition of employment – and it must leave you better off overall. Find out more at:

www.fairwork.gov.au/flexibility

RIGHT OF ENTRY

Union officials with an entry permit can enter the workplace to talk to workers that they're entitled to represent, or to investigate suspected safety issues or breaches of workplace laws.

They must comply with certain requirements, such as notifying the employer, and can inspect or copy certain documents. Strict privacy rules apply to the permit holder, their organisation and your employer. Find out more at:

www.fwc.gov.au/entry-permits

AGREEMENT MAKING

Enterprise agreements are negotiated between an employer, their employees, and any employee representatives (for example, a union). This process is called 'bargaining' and has to follow set rules. The Fair Work Commission checks and approves agreements. For information about making, varying, or terminating an enterprise agreement visit:

www.fwc.gov.au/agreements

PROTECTIONS AT WORK

All employees have protections at work. You can't be treated differently or worse because you have or exercise a workplace right, for example, the right to request flexible working arrangements, take leave or make a complaint or enquiry about your employment.

You have the right to join a union or choose not to, and to take part in lawful industrial activity or choose not to.

You also have protections when temporarily absent from work due to illness or injury, and from discrimination, bullying and harassment, sexual harassment, coercion, misrepresentation, sham contracting, and undue influence or pressure. Find out more at:

www.fairwork.gov.au/protections
www.fairwork.gov.au/bullying-harassment

ENDING EMPLOYMENT

When your employment ends, your final pay should include all **outstanding entitlements**, such as wages and unused annual leave and long service leave.

You may be entitled to **notice of termination**, or pay instead of notice. If you're dismissed for serious misconduct, you're not entitled to notice. If you resign you may have to give your employer notice. To check if notice is required and what should be in your final pay visit:

www.fairwork.gov.au/ending-employment

If you think your **dismissal was unfair** or **unlawful**, you have **21 calendar days** to lodge a claim with the Fair Work Commission. Rules and exceptions apply. Find out more at:

www.fwc.gov.au

TRANSFER OF BUSINESS

If a transfer of business occurs, your employment with your old employer ends. If you're employed by the new employer within three months to do the same (or similar) job, some of your entitlements might carry over to the new employer. This may happen if, for example, the business is sold or work is outsourced. Find out more at:

www.fairwork.gov.au/transfer-of-business

WHO CAN HELP?

FAIR WORK OMBUDSMAN

- information and advice about pay and entitlements
- free calculators, templates and online courses
- help fixing workplace problems
- enforces workplace laws and seeks penalties for breaches of workplace laws.

www.fairwork.gov.au - 13 13 94

FAIR WORK COMMISSION

- deals with claims of unfair dismissal and unlawful termination, bullying, sexual harassment, discrimination or 'adverse action' at work
- approves, varies and terminates enterprise agreements
- issues entry permits and resolves industrial disputes.

www.fwc.gov.au - 1300 799 675

If you work in the commercial building industry the Australian Building and Construction Commission can help.
www.abcc.gov.au - 1800 003 338

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Last updated 28 June 2022